Commercial Lease

This lease is made in duplicate between:

(1)          554267 B.C. Ltd.,                       (the "Landlord")
             207 - 369 Queensway,
             KELOVINA, B.C.
             and

(2)          Proglass Technologies Inc.,              (the "Tenant")
             300 - 1460 Pandosy Street,
             KELOWNA, B.C.

The Landlord and the Tenant hereby agree as follows:

     1. The Landlord hereby grants the Tenant a lease of the premises outlined in red on the floor plan attached as Schedule "A" located on the third floor of 1460 Pandosy Street, Kelowna B. C., as defined on the attached Schedule "B";

     The parties  agree that the  Premises  have a rented area of eight  hundred
(800) square feet, excluding the exterior walls, and described in the attached Schedule A.

     2. The term of this lease commences on July 1, 2000 and ends on June 30, 2003.

     If the Tenant continues in occupation of the Premises with the consent of the Landlord after expiry of the term of this lease, the Tenant shall be deemed to be leasing the Premises on a month-to-month basis but otherwise on the same terms as set out in this lease.

     The Tenant may use the Premises for use as an office and use as the residential suite for no more than two people, and for no other purpose.

     4. (a) The Tenant shall pay the Landlord a "base rent" of Thirteen thousand two hundred dollars ($13,200.00) per year in equal monthly installments of One thousand one hundred dollars ($1,100.00), plus the applicable GST, in advance on or before the first of each month commencing on June 1, 2000 with the base rent for any broken portion of a calendar month in which this lease terminates being prorated-

     The landlord hereby acknowledges the receipt of the rent payment for the month of July , 2000, as well as the receipt of a One thousand one hundred dollar security deposit, refundable to the Tenant within 15 days of termination of the Lease.

     The Landlord hereby grants the Tenants request for free rent for the month of August, 2000 in exchange for perceived defects by the tenant in the subject premises.

     (b) The expenses which are the responsibility of the Landlord, and the Tenants, are described on the attached Schedule "C".

     (c) The Landlord shall invoice the Tenant monthly for additional rent incurred during the preceding calendar month. Each invoice is payable in full thirty days after delivery. The Tenant is deemed to have admitted the accuracy of the amount charged in any invoice for additional rent which he or she has not challenged in writing within the same thirty days.

     (d) The Tenant shall also pay the Landlord as "additional rent," on demand, 100% of the total costs reasonably incurred by the Landlord including, but not limited to legal fees, of curing any default of the Tenant under this lease, including but not limited to enforcing payment of rent and regaining lawful possession of the Premises.

     5.  The  Landlord  shall  also  be  solely   responsible   for  repairs  or
improvements to the structure and to the exterior of the building.

     6. Any services and expenses relevant to the use by the Tenant of the Premises and not mentioned in this lease are the responsibility and expense of the Tenant.

     7. The Landlord covenants with the Tenant that so long as the Tenant complies with the terms of this lease, the Tenant may occupy and enjoy the Premises without any interruption from the Landlord.

     8. The Landlord is not liable for any damage to the Tenant's property or for any injury to any person in or coming to or from the Premises, however caused, and the Tenant agrees to indemnify the Landlord against the financial consequences of any such liability. In this regard, the Tenant shall purchase and maintain public liability insurance in the amount of no less than One million dollars ($1,000.000.00) and shall provide proof of this insurance to the Landlord on request.

     9. The Landlord may terminate this lease for any one of the following or any other cause permitted by law:

        (a) fifteen days' arrears of rent or additional rent;

        (b) the bankruptcy or insolvency of the Tenant;


     (c) a material change in the use of the Premises by the Tenant and, in particular (without limiting the generality of this provision), any change that affects the Landlord's building insurance or that constitutes a nuisance.

     (d) any unauthorized assignment or subletting of this lease by the Tenant-,

       (e)   substantial damage to or destruction of the Premises;

     (f) any sale or material change in use of the building in which the Premises are located by the Landlord;

     (g) any significant willful or negligent damage to the Premises caused by the Tenant or by persons permitted on the Premises by the Tenant.

     10. The Tenant may not assignor sublet the Premises, in whole or in part, or allow the Premises to be used by any other person without the written consent of the Landlord, which consent may not be unreasonably withheld.

     11. The Tenant shall keep the Premises in a reasonable state of repair and cleanliness and shall not make improvements or alterations to the Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld.

     12. At the end of the lease, the Tenant shall deliver vacant possession to the Landlord of the Premises in the same condition as at the commencement of the lease, reasonable wear and tear excepted and except that the Landlord may, in the Landlord's sole discretion, elect to keep any of the Tenant's improvements, alterations, or fixtures.

     13. Any written notice required or permitted to be given by this lease is sufficiently given if sent in proper form by ordinary mail to the last known address of the party for whom the notice is intended. Any written notice sent by ordinary mail in accordance with this paragraph is deemed, for the purposes of this lease, received by the addressee on the seventh day after mailing unless actually received before. Nothing in this paragraph prevents giving written notice in any other manner recognized by law.

     14. In this lease, words importing the singular include the plural, and vice versa, and importing the masculine gender include the feminine, and importing an individual include a corporation and vice versa. This lease binds and benefits the parties and their respective heirs, successors, and permitted assigns.

     15. If not in default under this lease, the Tenant has the right to renew this lease for a further term of Three years exercisable by giving written notice of renewal to the Landlord in the six-month period immediately before the expiry of the original fixed term of this lease. The renewed lease is granted on the same terms as set out in this lease except as to base rent and without any further right of renewal. The base rent payable by the Tenant in the renewed term may be agreed between the Landlord and Tenant but,failing such agreement before commencement of the renewed term of the lease, the amount of the base rent shall be referred to and settled by a single arbitrator agreed upon by the parties or, in default of such agreement, to a single arbitrator appointed pursuant to the legislation governing submissions to commercial arbitration in the Province of British Columbia, in the Dominion of Canada. The decision of the arbitrator is final and binding on the parties with no right of appeal.

Executed under seal on August 10, 2000.

Signed, sealed, and delivered in the presence of



   554267 BC Ltd., The Landlord



   Proglass Technologies Inc., -
   The Tenant